RYDER SYSTEM, INC.
AMENDED AND RESTATED 2019 EQUITY AND INCENTIVE COMPENSATION PLAN
1.Purpose of the Plan
The purpose of this Amended and Restated 2019 Equity and Incentive Compensation Plan (the “Plan”) is to advance the interests of the Company and its shareholders by providing a means (a) to attract, retain, and reward directors, officers and other employees of the Company and its Subsidiaries, (b) to link compensation to measures of the Company’s performance in order to provide additional incentives, including stock-based incentives, to such persons for the creation of shareholder value, and (c) to enable such persons to acquire or increase a proprietary interest in the Company in order to promote a closer identity of interests between such persons and the Company’s shareholders. The Plan is intended to replace the Company’s 2012 Equity and Incentive Compensation Plan (the “2012 Plan”), and as of the Effective Date, no further awards shall be granted under the 2012 Plan. Awards outstanding under the 2012 Plan shall remain outstanding in accordance with their terms and the 2012 Plan.
2.Definitions
Capitalized terms used in the Plan and not defined elsewhere in the Plan shall have the meaning set forth in this Section.
2.1.“Aggregate Share Limit” means the aggregate number of Shares that may be delivered to Participants or their Beneficiaries pursuant to all Awards granted under the Plan, calculated in accordance with Section 6.1.

2.2.“Award” means a compensatory award made under the Plan pursuant to which a Participant receives, or has the opportunity to receive, Shares, or cash, where the amount of cash is determined by reference to the value of a specific number of Shares. Awards shall include, without limitation, stock options, stock appreciation rights, restricted stock, restricted stock units, stock units, and bonus shares.

2.3.“Award Agreement” means a written document prescribed by the Committee and provided to a Participant evidencing the grant of an Award under the Plan.

2.4.“Beneficiary” means the person(s) or trust(s) entitled by will or the laws of descent and distribution to receive any rights with respect to an Award that survive such Participant’s death, provided that if at the time of a Participant’s death, the Participant had on file with the Committee a written designation of a person(s) or trust(s) to receive such rights, then such person(s) (if still living at the time of the Participant’s death) or trust(s) shall be the “Beneficiary” for purposes of the Plan.

2.5.“Board” means the Board of Directors of the Company.

2.6.“Cause” means, unless the Award Agreement provides otherwise, (i) fraud, misappropriation, or embezzlement against the Company or any of its Subsidiaries that results in material or potentially material financial or reputational harm to the Company or any of its Subsidiaries, (ii) conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude or dishonesty or a felony, (iii) material breach of any non-competition, non-solicitation, or confidentiality agreement with the Company or any Subsidiary, (iv) willful and continued failure to substantially perform the Participant’s key job duties or responsibilities (other than such failure resulting from the Participant’s Disability) that is not cured within thirty (30) days after the Participant is provided notice of such failure, or (v) willful and material violation of the Company’s Principles of Business Conduct or any analogous code of ethics or similar policy. For purposes of determining “Cause”, no act or omission by the Participant shall be considered “willful” unless the Board determines that it is done or omitted in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Cause shall be determined in the sole discretion of the Board and the Board’s allegations supporting such determination shall be set forth in a written notice to the Participant. The Participant shall have an opportunity within ten (10) business days after receiving such notice to meet with the

Board to discuss the Board’s allegations of Cause. Any good faith determination by the Board that the Participant’s action or omission constitutes “Cause” shall be conclusive on the Participant.

2.7.“Change of Control” occurs when:
(a)any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; provided, however, that for purposes of this subparagraph (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition by the Company or any employee benefit plan or plans (or related trust) of the Company and its subsidiaries and affiliates or (ii) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subparagraph (c) below; or

(b)the individuals who, as of the Effective Date, constituted the Board of Directors of the Company (the “Board” generally and as of the Effective Date the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election, was approved by a vote or by approval of the proxy statement in which such person is named as a nominee for director, without written objection to such nomination of the persons comprising at least a majority of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

(c)consummation of a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or plans (or related trust) of the Company or such corporation resulting from such Business Combination and their subsidiaries and affiliates) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)consummation of a liquidation or dissolution of the Company approved by the shareholders; or

(e)consummation of a sale of all or substantially all of the assets of the Company.
    Notwithstanding anything to the contrary herein, solely for the purpose of determining the timing of payment or timing of distribution of any compensation or benefit that constitutes “non-qualified deferred compensation” within the meaning of Code Section 409A, a Change of Control shall not be deemed to occur under this Plan unless the events that have occurred would also constitute a “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Regulation Section 1.409A-3(i)(5), or any successor provision, and in the event such Change of Control does not constitute a “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Regulation Section 1.409A-3(i)(5), the timing of payment or timing of distribution of any compensation or benefit that constitutes “non-qualified deferred compensation” within the meaning of Code Section 409A will occur pursuant to the terms of the applicable Award Agreement without regard to the Change of Control. For the avoidance of doubt, the immediately preceding sentence will not apply for the purpose of determining the vesting of any Award upon a Change of Control.
2.8.“Code” means the Internal Revenue Code of 1986, as amended, including regulations thereunder and successor provisions and regulations thereto.

2.9.“Committee” means the Compensation Committee of the Board, or another committee appointed by the Board to administer the Plan or any part thereof, or the Board, where the Board is acting as the Committee or performing the functions of the Committee, as set forth in Section 3.

2.10.“Common Stock” means common stock, par value $0.50 per share, of the Company.

2.11.“Company” means Ryder System, Inc., a company organized under the laws of the state of Florida.

2.12.“Disability” means a determination of disability under the long-term disability plan of the Company or a Subsidiary that is applicable to the Participant.

2.13.“Dividend-Equivalent Right” means the right to receive an amount, calculated with respect to an Award, which is determined by multiplying the number of Shares subject to the applicable Award by the per-Share cash dividend, or the per-Share Fair Market Value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on Shares.

2.14.“Effective Date” means the date on which the Plan is approved by the Company’s shareholders.

2.15.“Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.16.“Fair Market Value” means the last reported sale price of a Share during regular trading hours on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported by the composite transaction reporting system for securities listed on the New York Stock Exchange.

2.17.“Full-Value Award” means any Award granted under the Plan other than (a) a stock option that requires the Participant to pay (in cash, foregone cash compensation, or other consideration, other than the performance of services, designated as acceptable by the Committee) at least the Fair Market Value of the Shares subject thereto as determined on the date of grant of an Award or (b) a stock appreciation right that is based on the appreciation of the Shares underlying the Award from the Fair Market Value of the Shares as determined on the date of grant of the Award.

2.18.“Good Reason” means, unless the Award Agreement provides otherwise, the occurrence of any one of the following, without the Participant’s prior written consent, (i) the Company requiring the Participant to be based or to perform services at any site or location more than fifty (50) miles from the then current site or location at which the Participant is based, except for travel reasonably required in the performance of the Participant’s responsibilities (which does not materially exceed the level of travel required of the Participant in the six-month period immediately preceding the required relocation), (ii) a material reduction in the Participant’s base salary, annual bonus target opportunity or long-term incentive target opportunity, (iii) a material diminution in the Participant’s duties, responsibilities and authority (other than on account of the Participant’s Disability), or (iv) the Company’s material breach of any employment agreement or severance agreement with the Participant. For the avoidance of doubt, a change in reporting relationship or title alone shall not constitute “Good Reason.” A Participant’s termination of employment shall only constitute a termination for Good Reason if the Participant provides written notice to the Company of the existence of Good Reason within ninety (90) days following the date of the Participant’s knowledge of the Good Reason condition, the Company does not remedy the condition within thirty (30) days of receipt of such written notice, and the Participant terminates employment within ninety (90) days following the end of the thirty (30) day cure period.

2.19.“Incentive Stock Option” means a stock option to purchase Shares that is intended to be an “incentive stock option” within the meaning of Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is designated as an Incentive Stock Option in the applicable Award Agreement.

2.20.“Non-Employee Director” means a member of the Board who is not otherwise employed by the Company or any Subsidiary.

2.21.“Participant” means any employee or director who has been granted an Award under the Plan.

2.22.“Qualified Member” means a member of the Committee who is a “non-employee director” of the Company as defined in Rule 16b-3(b)(3) under the Exchange Act and an “independent director” within the meaning of the applicable stock exchange rules.

2.23.“Shares” means shares of Common Stock and such other securities as may be substituted or resubstituted for Shares pursuant to Section 7.

2.24.“Subsidiary” means an entity that is, either directly or through one or more intermediaries, controlled by the Company.

2.25.“Ten Percent Stockholder” means a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company and any Subsidiary or parent corporation of the Company.

3.Administration

3.1.Committee. The Compensation Committee of the Board shall administer the Plan, unless the Board shall appoint a different committee. At any time that a member of the Committee is not a Qualified Member, any action relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company may be taken either by the Board, a subcommittee of the Committee consisting of two or more Qualified Members or by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. Other provisions of the Plan notwithstanding, the Board may perform any function of the Committee under the Plan, and that authority specifically reserved to the Board under the terms of the Plan, the Company’s Articles of Incorporation, By-Laws, or applicable law shall be exercised by the Board and not by the Committee. The Board shall serve as the Committee in respect of any Awards made to any Non-Employee Director.

3.2.Powers and Duties of Committee. In addition to the powers and duties specified elsewhere in the Plan, the Committee shall have full authority and discretion to:

a.adopt, amend, suspend, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;
b.correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;
c.make determinations relating to eligibility for and entitlements in respect of Awards, and to make all factual findings related thereto; and
d.make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

    All determinations and decisions of the Committee shall be final and binding upon a Participant or any person claiming any rights under the Plan from or through any Participant, and the Participant or such other person may not further pursue his or her claim in any court of law or equity or other arbitral proceeding.
3.3.Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may delegate, on such terms and conditions as it determines in its sole and absolute discretion, to one or more senior executives of the Company (i) the authority to make grants of Awards to officers (other than executive officers) and employees of the Company and any Subsidiary and (ii) other administrative responsibilities. Any such allocation or delegation may be revoked by the Committee at any time.

3.4.Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on behalf of the Committee or members thereof shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

4.Awards

4.1.Eligibility. The Committee shall have the discretion to select Award recipients from among the following categories of eligible recipients: (a) individuals who are employees (including officers) of the Company or any Subsidiary and (b) Non-Employee Directors.

4.2.Type of Awards. The Committee shall have the discretion to determine the type of Award to be granted to a Participant. Shares issued pursuant to an Award in the nature of a purchase right (e.g., stock options) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Shares, other Awards, or other consideration, as the Committee shall determine.

4.3.Terms and Conditions of Awards.
a.The Committee shall determine the size of each Award to be granted (including, where applicable, the number of Shares to which an Award will relate), and all other terms and conditions of each such Award (including, but not limited to, any exercise price, grant price, or purchase price, any restrictions or conditions relating to transferability, forfeiture, exercisability, or settlement of an Award, and any schedule or performance conditions for the lapse of such restrictions or conditions, and accelerations or modifications thereof, based in each case on such considerations as the Committee shall determine). The Committee may determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other consideration, or an Award may be canceled, forfeited, or surrendered. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and measures of performance as it may deem appropriate in establishing performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions.

b.Notwithstanding the foregoing in Section 4.3(a), the following conditions shall apply to Awards under the Plan:
i.Except with respect to Substitute Awards, the price per Share at which Shares may be purchased upon the exercise of a stock option shall not be less than one hundred percent (100%) of the Fair Market Value (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110% of the Fair Market Value) on the date of grant of such stock option;

ii.Except with respect to Substitute Awards, with respect to stock appreciation rights, the price per Share from which stock appreciation is measured shall not be less than one hundred percent (100%) of the Fair Market Value of such Share on the date of grant of the stock appreciation right;

iii.The period during which a stock option or stock appreciation right may remain outstanding shall not exceed ten (10) years (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, five (5) years) from the date the Award is granted;

iv.Dividend-Equivalent Rights shall not be granted with respect to stock options or stock appreciation rights;

v.Dividends and Dividend-Equivalent Rights shall not be paid with respect to unvested Shares and stock units; provided that Dividends and Dividend-Equivalent Rights may accrue on such Awards and be paid to the extent the Awards vest;

vi.Awards granted under the Plan shall include vesting schedules under which no portion of an Award may vest in less than one year from the date of grant; provided, however, that (A) for purposes of Awards granted to Non-Employee Directors, such Awards shall be deemed to satisfy this minimum vesting requirement if such Awards vest on the earlier of (x) the first anniversary of the date of grant or (y) the next annual meeting of shareholders following the date of grant, provided such meeting occurs not sooner than 50 weeks from the date of grant, and (B) subject to any adjustments made in accordance with Section 7 below, up to five percent (5%) of Shares subject to the Aggregate Share Limit as of the Effective Date may be granted without regard to this minimum vesting requirement;

vii.The Committee shall have authority to accelerate vesting in connection with a Participant’s death, Disability, retirement, or other termination of employment, in the event of a Change of Control or a corporate transaction or event described in Section 7, or in other circumstances as the Committee deems appropriate; and

viii.No Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is not eligible to receive an Incentive Stock Option under the Code.

4.4.No Repricing of Stock Options or Stock Appreciation Rights, No Reloads. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Shares, other securities or property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities, or similar transactions), the Company may not, without obtaining shareholder approval, (a) amend the terms of outstanding stock options or stock appreciation rights to reduce the exercise price of such outstanding stock options or base price of such stock appreciation rights, (b) cancel outstanding stock options or stock appreciation rights in exchange for stock options or stock appreciation rights with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or stock appreciation rights or (c) cancel outstanding stock options or stock appreciation rights with an exercise price or base price, as applicable, above the current Share price in exchange for cash or other securities. The Company will not grant any stock options or stock appreciation rights with automatic reload features.

4.5.Stand-Alone, Additional, Tandem, and Substitute Awards. Subject to Section 4.4, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Subsidiary, or any business entity to be acquired by the Company or a Subsidiary, or any other right of a Participant to receive payment from the Company or any Subsidiary.

5.Performance Awards

5.1.Performance Awards. This Section 5 shall apply to Awards designated as “Performance Awards” by the Committee. The grant, exercise, and/or settlement of a Performance Award shall be based upon the achievement of performance goals as described in this Section 5.

5.2.Performance Goals. The performance goals for Performance Awards may consist of one or more business criteria and a targeted level or levels of performance with respect to each such criteria, as specified by the Committee. The Committee may determine that such Performance Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise, and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

5.3.Criteria. In establishing performance goals for Performance Awards, the Committee may use business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries, divisions, other business units of the Company (where the criteria are applicable), which may include, but shall not be limited to, the following: (i) earnings per share; (ii) revenues; (iii) cash flow; (iv) cash flow return on investment; (v) return on net assets, return on assets, return on investment, return on capital, return on equity; profitability; (vi) economic value added (“EVA”); (vii) operating margins or profit margins; (viii) income or earnings before or after taxes; pretax earnings; pretax earnings before interest, depreciation and amortization; operating earnings; pretax operating earnings, before or after interest expense and before or after incentives, and extraordinary or special items; net income; (ix) total stockholder return or stock price; (x) book value per share; (xi) expense management; improvements in capital structure; working capital; costs; or (xii) any of the above goals as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparator companies. EVA means the amount by which a business unit’s earnings exceed the cost of the equity and debt capital used by the business unit during the performance period, as determined by the Committee. Income of a business unit may be before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, and general and administrative expenses for the performance period, if so specified by the Committee. Performance goals may also be set on an individual basis.

5.4.Committee Determinations; Settlement of Performance Awards. The Committee shall establish the performance goals applicable to Performance Awards, determine the extent to which such performance goals are achieved, and determine the amount, if any, payable pursuant to each Performance Award. The Committee, in its sole discretion, may make adjustments to the performance goals applicable to Performance Awards, the amounts payable in respect of the applicable performance goals, and performance results (including adjustments of performance results to take into account transactions or other events occurring during the applicable performance period), to the extent consistent with the terms of the applicable Award Agreement. Settlement of Performance Awards shall be in cash, Shares, or other Awards, in the discretion of the Committee. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards.

6.Limitations on Awards

6.1.Aggregate Number of Shares Available for Awards.

a. Subject to adjustment as described in Section 7 below, the aggregate number of Shares that may be delivered to Participants or their Beneficiaries pursuant to all Awards granted under the Plan shall not exceed 4,900,000. In addition, and subject to adjustment as described in Section 7 below, Shares subject to outstanding Awards under the 2012 Plan (up to a maximum of 3,104,702 Shares) that terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, vested or paid in Shares after the Effective Date shall be added to the share reserve under the Plan.

b.All of the authorized Shares may be granted as Incentive Stock Options. Notwithstanding the foregoing sentence, the aggregate Fair Market Value (determined as of the time the option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an eligible employee during any fiscal year (under all such plans of the Company and of any Subsidiary or parent corporation of the Company) may not exceed $100,000.

6.2.Source of Shares. Shares of Common Stock issued under the Plan may be authorized but unissued shares of Common Stock or reacquired shares of Common Stock, including shares purchased by the Company on the open market for purposes of the Plan.

6.3.Share Counting.

a.The Aggregate Share Limit shall be reduced as follows: (i) for each Share that is delivered pursuant to a Full-Value Award, the Aggregate Share Limit shall be reduced by two Shares (i.e., on a 1:2 ratio), and (ii) for each Share that is delivered pursuant to a stock option or stock appreciation right, the Aggregate Share Limit shall be reduced by one Share (i.e., on a 1:1 ratio).

b.If and to the extent stock options or stock appreciation rights granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent that any Full-Value Awards are forfeited or terminated, or otherwise are not paid in full, the Shares reserved for such Awards shall again be available for purposes of the Plan. Shares withheld in payment of the exercise price of a stock option, and Shares withheld for payment of taxes with respect to stock options and stock appreciation rights, shall not be available for re-issuance under the Plan and shall reduce the Aggregate Share Limit on a 1:1 ratio. Shares withheld or tendered to the Company by the Participant for payment of taxes with respect to any Full-Value Award shall not reduce the Aggregate Share Limit and shall be available for re-issuance under the Plan. If stock appreciation rights are granted, the full number of Shares subject to the stock appreciation rights shall be considered issued under the Plan and shall reduce the Aggregate Share Limit on a 1:1 ratio, without regard to the number of Shares delivered upon exercise of the stock appreciation rights. Notwithstanding the foregoing, to the extent that any Awards are paid in cash, and not in Shares, such Awards shall not reduce the Aggregate Share Limit. To the extent that Shares subject to outstanding Awards under the 2012 Plan are added to the share reserve under the Plan in accordance with Section 6.1, with respect to Shares that relate to a Full-Value Award, two Shares shall be added to the Share reserve for each Share subject to such Award (i.e., on a 1:2 ratio), and with respect to Shares that relate to an Award that is not a Full-Value Award, one Share shall be added to the share reserve for each Share subject to such Award (i.e., on a 1:1 ratio).

c.The provisions of this Section 6.3 shall apply only for purposes of determining the aggregate number of Shares that may be issued under the Plan, but shall not apply for purposes of determining the maximum number of Shares with respect to which Awards may be granted to any individual Participant under the Plan. If Shares are repurchased on the open market with the proceeds of the exercise price of stock options, such Shares may not again be made available for issuance under the Plan.

6.4.Per Participant Limitation on Awards. In any calendar year, no Participant may be granted any Awards (including, for the avoidance of doubt, stock options (including Incentive Stock Options) or stock appreciation rights) that relate to more than 750,000 Shares, subject to adjustments made in accordance with Section 7 below. If the number of Shares ultimately payable in respect of an Award is a function of future achievement of performance targets, then for purposes of this limitation, the number of Shares to which such Award relates shall equal the number of Shares that would be payable assuming maximum performance was achieved.

6.5.Non-Employee Director Limitation. The maximum grant date value of Shares subject to Awards granted to any Non-Employee Director during any one calendar year, taken together with any cash fees payable to such Non-Employee Director for services rendered during the calendar year, shall not exceed $500,000 in total value. For purposes of this limit, the value of such Awards shall be calculated based on the grant date fair value of such Awards for financial reporting purposes.

6.6.Acquisitions. In connection with the acquisition of any business by the Company or any of its Subsidiaries, any outstanding equity grants with respect to stock of the acquired company may be assumed or replaced by Awards under the Plan upon such terms and conditions as the Committee determines in its sole discretion. Shares subject to any such outstanding grants that are assumed or replaced by Awards under the Plan in connection with an acquisition (“Substitute Awards”) shall not reduce the Aggregate Share Limit, consistent with applicable stock exchange requirements. Notwithstanding any provision of the Plan to the contrary, Substitute Awards shall have such terms as the Committee deems appropriate, including without limitation exercise prices or base prices on different terms than those described herein. In the event that the Company assumes a shareholder-approved equity plan of an acquired company, available Shares under such assumed plan (after appropriate adjustments to reflect the transaction) may be issued pursuant to Awards under this Plan and shall not reduce the Aggregate Share Limit, subject to applicable stock exchange requirements.

7.Adjustment
In the event of any change in the outstanding Shares by reason of any reorganization, recapitalization, merger, amalgamation, consolidation, spin-off, combination or exchange of Shares, repurchase, liquidation, dissolution or other corporate exchange, any large, special and non-recurring dividend or distribution to shareholders, or other similar corporate transaction (including a Change of Control), the Committee shall make such substitution or adjustment, if any, as it deems to be equitable and in order to preserve, without enlarging, the rights of Participants, as to (a) the number and kind of Shares which may be delivered pursuant to Sections 6.1, 6.4 and 6.5; (b) the ratios described in Section 6.3; (c) the number and kind of Shares subject to or deliverable in respect of outstanding Awards; and (d) the exercise price, grant price or purchase price relating to any Award. The Committee will also make such substitutions or adjustments including as described in (a), (b), (c) or (d) above as it deems fair and equitable to the Participants as a result of any Share dividend or split declared by the Company. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including cancellation of Awards in exchange for the intrinsic (i.e., in-the-money) value, if any, of the vested portion thereof, substitution of Awards using securities or other obligations of a successor or other entity, acceleration of the vesting or expiration date for Awards, or adjustment to performance goals in respect of Awards) in recognition of unusual or nonrecurring events (including, without limitation, a Change of Control, events described in the preceding sentences, and acquisitions and dispositions of businesses and assets) affecting the Company, any Subsidiary or any business unit, or the financial statements of the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding any provision in the Plan to the contrary, the Committee may provide in any Award Agreement such terms and conditions as it deems appropriate in connection with a Change of Control or other event described in this Section 7. If any event described in this Section 7 will result in the acquisition of all or substantially all of the Company’s outstanding Shares, then, notwithstanding any provision of this Section 7, if the document governing such acquisition (e.g., merger agreement) specifies the treatment of outstanding Awards, such treatment shall govern without the need for any action by the Committee.
8.Change of Control

8.1.Assumption of Outstanding Awards. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless provided otherwise in the applicable Award Agreement, (a) all outstanding Awards that are not exercised or paid at the time of the Change of Control shall be assumed by, or replaced with Awards that have comparable terms and value by, the surviving corporation (or a parent or subsidiary of the surviving corporation) and (b) any outstanding performance-based awards will be deemed earned at the greater of the target level and the actual performance level at the date of the Change of Control with respect to all open performance periods, and will continue to be subject to time-based vesting following the Change of Control in accordance with the original performance period. After a Change of Control, references to the “Company” as they relate to employment matters shall include the successor employer.

8.2.Vesting Upon Certain Terminations of Employment Upon or Following a Change of Control. Unless the Committee determines otherwise or as provided in the applicable Award Agreement, if a Participant’s employment or service is terminated by the Company without Cause, or the Participant terminates employment for Good Reason, in either case upon or within twenty-four (24) months following a Change of Control, the Participant’s outstanding Awards shall become fully vested as of the date of such termination.

8.3.Other Alternatives. Notwithstanding the foregoing, in the event of a Change of Control, the Committee, in its discretion, may take any of the following actions with respect to any or all outstanding Awards, without the consent of any Participant: (a) the Committee may determine that Participants shall receive a payment in settlement of outstanding Awards (other than stock options and stock appreciation rights) in such amount and form as may be determined by the Committee; (b) the Committee may require that Participants surrender their outstanding stock options and stock appreciation rights in exchange for a payment by the Company, in cash or Common Stock as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Common Stock subject to the Participant’s unexercised stock options and stock appreciation rights exceeds the stock option exercise price or stock appreciation right base price, and (c) the Committee may modify the terms of Awards to add events, conditions or circumstances upon which the vesting of such Awards or lapse of restrictions thereon will accelerate. Any such surrender, termination or payment shall take place as of the date of the Change of Control or such other date as the Committee may specify. Without limiting the foregoing, if the per share Fair Market Value of the Common Stock does not exceed the per share stock option exercise price or stock appreciation right base price, as applicable, the Company shall not be required to make any payment to the Participant upon surrender of the stock option or stock appreciation right. Similar actions to those specified in this Section 8.3 may be taken in the event of a merger or other corporate reorganization that does not constitute a Change of Control.

9.General Provisions

9.1.Compliance with Laws and Obligations. The Company shall not be obligated to issue or deliver Shares in connection with any Award or take any other action under the Plan in a transaction subject to the registration requirements of any applicable securities law, any requirement under any listing agreement between the Company and any securities exchange or automated quotation system, or any other law, regulation, or contractual obligation of the Company, until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Certificates representing Shares issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

9.2.Limitations on Transferability. Awards and other rights under the Plan will not be transferable by a Participant except to a Beneficiary in the event of the Participant’s death (to the extent any such Award, by its terms, survives the Participant’s death), and, if exercisable, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative; provided, however, that, if and only to the extent permitted by the Committee, Awards and other rights hereunder may be transferred during the lifetime of the Participant, to family members (and trusts or other entities for the benefit of Participants and family members) for purposes of the Participant’s estate planning, or to charities for charitable purposes (in each case as determined by the Committee), and may be exercised by such transferees in accordance with the terms of such Award. Awards and other rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to the claims of creditors. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

9.3.No Right to Continued Employment; Leaves of Absence. Neither the Plan, the grant of any Award, nor any other action taken hereunder shall be construed as giving any employee or director the right to be retained in the employ or service of the Company or any of its Subsidiaries (for the vesting period or any other period of time), nor shall it interfere in any way with the right of the Company or any of its Subsidiaries to terminate any person’s employment or service at any time. Unless otherwise specified in the applicable Award Agreement and to the extent consistent with Code Section 409A, (a) an approved leave of absence shall not be considered a termination of employment or service for purposes of an Award under the Plan, and (b) any Participant who is employed by or performs services for a Subsidiary shall be considered to have terminated employment or service for purposes of an Award under the Plan if such Subsidiary is sold or no longer qualifies as a Subsidiary of the Company, unless such Participant remains employed by the Company or another Subsidiary.

9.4.Taxes. The Company and any Subsidiary is authorized to withhold from any delivery of Shares in connection with an Award, any other payment relating to an Award, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with an Award, and to take such other action as the Committee may deem advisable to enable the Company, its Subsidiaries and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other consideration and to require Participants to make cash payments in respect thereof in satisfaction of withholding tax obligations.

9.5.Changes to the Plan and Awards. The Board may amend, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders or Participants, except that any amendment shall be subject to the approval of the Company’s shareholders at or before the next annual meeting of shareholders for which the record date is after the date of such Board action if such shareholder approval is required by any applicable law, regulation or stock exchange rule. The Board may otherwise, in its discretion, determine to submit other such amendments to shareholders for approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under any Award theretofore granted. The Committee may amend, suspend, discontinue, or terminate any Award theretofore granted and any Award Agreement relating thereto; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under such Award. Any action taken by the Committee pursuant to Section 7 shall not be treated as an action described in this Section 9.5. Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan and Awards in such manner as it deems appropriate in the event of a change of applicable law or regulations.

9.6.No Right to Awards; No Shareholder Rights. No Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants, employees or directors. No Award shall confer on any Participant any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred and delivered to the Participant in accordance with the terms of the Award.

9.7.Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, other Awards, or other consideration pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines.

9.8.Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan or of any amendment to shareholders for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including the granting of awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

9.9.Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

9.10.Non-Uniform Determinations. The Committee’s determinations under the Plan and Award Agreements need not be uniform and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Awards Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards and (c) whether a Participant’s employment has been terminated for purposes of the Plan.

9.11.No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

9.12.Clawback and Other Company Policies. All Awards granted under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies, share holding and other policies that may be implemented by the Board from time to time.

9.13.Successors and Assigns. The Plan and Award Agreements may be assigned by the Company to any successor to the Company’s business. The Plan and any applicable Award Agreement shall be binding on all successors and assigns of the Company and a Participant, including any permitted transferee of a Participant, the Beneficiary or estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

9.14.Governing Law. The Plan and all Award Agreements shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

9.15.Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

9.16.Plan Termination. Unless earlier terminated by the Board, the Plan shall terminate on the day before the tenth anniversary of the later of the Effective Date or the date of any subsequent shareholder approval of the Plan. Upon any such termination of the Plan, no new authorizations of grants of Awards may be made, but then-outstanding Awards shall remain outstanding in accordance with their terms, and the Committee otherwise shall retain its full powers under the Plan with respect to such Awards.

9.17.Section 409A. Notwithstanding the other provisions hereof, the Plan and the Awards are intended to comply with the requirements of Code Section 409A, to the extent applicable. Accordingly, all provisions herein and with respect to any Awards shall be construed and interpreted such that the Award either (a) qualifies for an exemption from the requirements of Code Section 409A or (b) satisfies the requirements of Code Section 409A to the maximum extent possible; provided, however, that in no event shall the Company be obligated to reimburse a Participant or Beneficiary for any additional tax (or related penalties and interest) incurred by reason of application of Code Section 409A, and the Company makes no representations that Awards are exempt from or comply with Code Section 409A and makes no undertakings to ensure or preclude that Code Section 409A will apply to any Awards. If an Award is subject to Code Section 409A, (i) distributions shall only be made in a manner and upon an event permitted under Code Section 409A, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Code Section 409A, (iii) unless the Award Agreement specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Code Section 409A, and (iv) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Code Section 409A. Notwithstanding anything herein to the contrary, in the event that any Awards constitute nonqualified deferred compensation under Code Section 409A, if (x) the Participant is a “specified employee” of the Company as of the specified employee identification date for purposes of Code Section 409A (as determined in accordance with the policies and procedures adopted by the Company) and (y) the delivery of any cash or Shares payable pursuant to an Award is required to be delayed for a period of six months after separation from service pursuant to Code Section 409A, such cash or Shares shall be paid within 15 days after the end of the six-month period. If the Participant dies during such six-month period, the amounts withheld on account of Code Section 409A shall be paid to the Participant’s Beneficiary within 30 days of the Participant’s death. The Committee shall have the discretion to provide for the payment of an amount equivalent to interest, at such rate or rates fixed by the Committee, on any delayed payment. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Code Section 416(i) and the “specified employee” requirements of Code Section 409A.